SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                          CHIPS AND TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

                                 DENISE HOOPER
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:
       ---------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:
       ---------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
       ---------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction.
       ---------------------------------------------------------------

[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
       ---------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:
       ---------------------------------------------------------------
    3) Filing Party:
       ---------------------------------------------------------------
    4) Date Filed:
       ---------------------------------------------------------------

                          CHIPS AND TECHNOLOGIES, INC.
                                2950 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 10, 1994

To the Stockholders of Chips and Technologies, Inc.:

         Notice is hereby given that the Annual Meeting of the Stockholders of Chips and Technologies, Inc., will be held on November 10, 1994, at 3:30 p.m. at the Sheraton San Jose Hotel, 1801 Barber Lane, Milpitas, California 95035 for the following purposes:

         1. To elect one (1) Class II director.

         2. To consider a proposal to amend and restate the Chips and Technologies, Inc. 1985 Stock Option Plan (the "Option Plan") to modify certain provisions in order to comply with changes in applicable laws and to renew the Option Plan which will otherwise terminate on January 11, 1995.

         3. To consider a proposal to ratify the appointment of Price Waterhouse LLP as the independent accountants of the Company for the fiscal year ending June 30, 1995.

         4. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on September 12, 1994 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the Sheraton San Jose Hotel, 1801 Barber Lane, Milpitas, California 95035.

                       By Order of the Board of Directors


                                         Jeffery Anne Tatum, Secretary

San Jose, California
September 30, 1994

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                          CHIPS AND TECHNOLOGIES, INC.
                                2950 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

         The accompanying proxy is solicited by the Board of Directors of Chips and Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held November 10, 1994, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying proxy are being first sent to stockholders on approximately September 30, 1994.

                              GENERAL INFORMATION

         Annual Report. An annual report for the fiscal year ended June 30, 1994 is enclosed with this Proxy Statement.

         Voting Securities. Only stockholders of record as of the close of business on September 12, 1994 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 16,900,893 shares of Common Stock and 122,845 shares of Series A Preferred Stock of the Company issued and outstanding. Each holder of shares of Common Stock or Series A Preferred Stock is entitled to one (1) vote for each share of stock held by him or her on the proposals presented in this Proxy Statement. Stockholders may vote in person or by proxy. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers to solicit customers of theirs who have stock of the Company registered in the names of such banks and brokers or their nominees, and will reimburse such banks and brokers for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others, including professional proxy solicitors, to solicit proxies, personally or by telephone.

         Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted for each nominee and in favor of each proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the closing of the polls at the meeting by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information regarding the Company's Common Stock owned on June 30, 1994 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and director nominee of the Company, (iii) the two individuals who served as the Chief Executive Officer during fiscal 1994, and the other most highly compensated executive officers whose compensation is disclosed under the caption "Executive Compensation and Other Matters," and (iv) all executive officers and directors of the Company as a group.

                                                        SHARES OWNED (1)
                                                   ---------------------------
                                                     NUMBER         PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNERS               OF SHARES        OF CLASS
- - ----------------------------------------------     ------------     ----------
Gordon A. Campbell(2) ........................     1,638,290(3)        9.33
James F. Stafford ............................       502,077(4)        2.89
Keith Angelo .................................       195,503(5)        1.14
Gene P. Carter ...............................       120,179(6)           *
Richard E. Christopher .......................       140,000(7)           *
Scott E. Cutler ..............................       132,631(8)           *
Henri A. Jarrat(9) ...........................             0              *
Morris E. Jones, Jr ..........................       475,637(10)       2.78
Lawrence A. Roffelsen ........................       155,000(11)          *
Bernard V. Vonderschmitt .....................        36,300(12)          *
All directors and executive officers
  as a group (12 persons) ....................     3,665,717(13)      18.99%

*     Represents less than 1%

1 Unless otherwise indicated below, the persons and entities named in the above table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

2     The address of Mr. Campbell is 404 Tasman Drive, Sunnyvale, California
      94089.

3 Includes 675,000 shares subject to immediately exercisable options. Includes 82,605 unvested shares.

4 Includes 500,000 shares subject to immediately exercisable options. Includes 189,584 unvested shares.

5 Includes 194,500 shares subject to immediately exercisable options. Includes 111,359 unvested shares.

6 Includes 70,000 shares subject to immediately exercisable options. Includes 32,397 unvested shares.

7 All shares are subject to an immediately exercisable option. Includes 81,563 unvested shares.

8 Includes 125,000 shares subject to immediately exercisable options. Includes 47,815 unvested shares.

9 Mr. Jarrat was appointed a director of the Company in August 1994, at which time he was granted an option to purchase 20,000 shares, all of which are unvested.

10 Includes 255,000 shares subject to immediately exercisable options. Includes 76,669 unvested shares.

11 All shares are subject to an immediately exercisable option. Includes 93,959 unvested shares.

12 Includes 35,000 shares subject to immediately exercisable options. Includes 21,147 unvested shares.

13 Includes 2,419,500 shares subject to immediately exercisable options. Includes 953,453 unvested shares.

                                  PROPOSAL ONE

                      NOMINATION AND ELECTION OF DIRECTORS

         Pursuant to the Bylaws and actions of the Board of Directors, five (5) directors constitute the full Board of Directors. The directors are divided into three classes, with one class to be elected for a three year term at each annual meeting of stockholders. Gordon A. Campbell and Gene P. Carter, whose terms expire in 1995, currently serve as the Class I directors. Bernard V. Vonderschmitt was appointed a Class II director in August 1992 and his term expires in 1994. Henri A. Jarrat was appointed a Class III director in August 1994. The terms of Mr. Jarrat and James F. Stafford, the other Class III director, will expire in 1996.

         At the Annual Meeting of Stockholders, one (1) director, Bernard V. Vonderschmitt, is nominated for election to Class II of the Board of Directors, to hold office until the earlier to occur of (i) the meeting of stockholders to be held in 1997 and the election and qualification of a successor, or (ii) a resignation or the vacancy of office as a result of death, removal, or other cause in accordance with the Bylaws of the Company.

         If a quorum is present and voting, the nominee for the Class II director receiving the highest number of votes will be elected as the Class II director. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present in determining if a quorum is present.



         Certain information concerning the current directors, including the Class II nominee to be elected at this meeting, is set forth below.

   Director                  Position with the Company     Age                    Term
- - ------------------------   ----------------------------    ---    ------------------------------------
Gordon A. Campbell         Chairman of the Board            50    Director since 1984; term ends 1995.
Gene P. Carter             Director                         60    Director since 1988; term ends 1995.
Henri A. Jarrat            Direct                           56    Director since 1994; term ends 1996.
James F. Stafford          President, Chief Executive
                            Officer and Director            50    Director since 1993; term ends 1996.
Bernard V. Vonderschmitt   Director                         71    Director since 1992; term ends 1994.


         Mr. Campbell is a founder of the Company and has served as a director and Chairman of the Board since December 1984, and as President and Chief Executive Officer from January 1985 through July 1993. He is a founder of Techfarm, Inc. and The LAN Guys, Inc., and has served as President and Chairman of the Board for both companies since August 1993. Mr. Campbell was a founder of Seeq Technology, Inc., a semiconductor manufacturer, and from January 1981 to October 1984, he served as that company's President and Chief Executive Officer. From January 1976 to January 1981, he served in various management positions at Intel, a semiconductor manufacturer, most recently as Marketing Manager, Special Products Division. Mr. Campbell also serves as a director on the boards of directors of 3Com Corporation and Bell Micro Devices.

         Mr. Carter has served as a director of the Company since March 1988. From August 1977 to September 1984, Mr. Carter served as Vice President of Sales for Apple Computer, Inc. He has been self-employed as a private investor since 1984. Mr. Carter also serves as a director on the board of directors of Adobe Systems, Inc.

         Mr. Jarrat was appointed to the Board of Directors in August 1994. He is currently President of Jarrat Global Enterprises, Inc. From 1983 to 1987, he served as President and Chief Operating Officer of VLSI Technology, Inc., and for seven years prior to 1983, he served at Motorola, Inc. as a Corporate Vice President and General Manager.

         Mr. Vonderschmitt has served as a director of the Company since August 1992. He is a co-founder of Xilinx, Inc. and has served as its President since February 1984. Prior to founding Xilinx, he spent two and one-half years at Zilog, Inc., then a subsidiary of Exxon, as Vice President and General Manager of the Microprocessor Division. Prior to joining Zilog, he was with RCA for more than twenty years in mostly technical management positions. During his last seven years at RCA, Mr. Vonderschmitt served as Vice President and General Manager of the Solid State Division. Mr. Vonderschmitt also serves as a director on the boards of Xilinx, Inc., IMP, Inc., Sanmina, Inc. and Credence Systems Corporation.

         Mr. Stafford was appointed to the Board of Directors in August 1993 and was named President and Chief Executive Officer in July 1993. Mr. Stafford served as Acting Chief Financial Officer from April 1993 until December 31, 1993. He previously served as Senior Vice President and Chief Operating Officer from January 1992 to July 1993, as Senior Vice President, Product Line Operations from February 1990 to January 1992, as Vice President, Product Line Operations from July 1989 to February 1990, as Vice President, Operations from December 1985 to July 1989, and as Director of Operations from January 1985 to December 1985.

         During the fiscal year ended June 30, 1994, the Board of Directors held twelve (12) meetings. No director attended fewer than 75% of such meetings of the Board of Directors and the committees on which he serves.

         There are two (2) committees of the Board of Directors: the Audit Committee and the Compensation Committee.

         The Audit Committee's function is to review with the independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services performed by the independent accountants and related fees, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Bernard Vonderschmitt and Gene Carter. During the fiscal year ended June 30, 1994, the Audit Committee held one (1) meeting.

         The Compensation Committee's function is to review and recommend salary levels and stock option grants for officers and other employees of the Company. The members of the Compensation Committee are Bernard Vonderschmitt and Gene Carter. During the fiscal year ended June 30, 1994, the Compensation Committee held five (5) meetings.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information concerning the compensation of the two individuals who served as Chief Executive Officer of the Company during fiscal 1994, and the five other most highly compensated executive officers of the Company as of June 30, 1994 whose total salary and bonus for the fiscal year ended June 30, 1994 exceeded $100,000 during the fiscal years ended June 30, 1992, 1993, and 1994:


                           SUMMARY COMPENSATION TABLE


                                                                                                        Long Term
                                                                                                      Compensation
                                              Annual Compensation                                    --------------
                                   -------------------------------------------                            Awards
                                                                                                          ------
     Name and Principal             Fiscal                                        Other Annual           Options/
         Position                    Year               Salary         Bonus      Compensation            Shares
- - ----------------------------        ------             --------        -----      ------------         -----------
Gordon A. Campbell                   1994              $123,857         $0         $230,217(1)             125,000(2)
Chairman of the                      1993              $337,513         $0                 (3)             350,000(4)
Board (5)                            1992              $325,013         $0                 (3)             200,000
James F. Stafford                    1994              $225,009         $0                 (3)             125,000
President, Chief Executive           1993              $181,924         $0                 (3)             275,000(6)
Officer and Acting Financial         1992              $178,007         $0                 (3)                   0
Officer (7)

Keith Angelo                         1994              $141,755         $0                 (3)              50,000
Vice President, Marketing (9)        1993              $125,682         $0                 (3)             165,000(8)
                                     1992               $88,404         $0                 (3)              15,000
Richard E. Christopher               1994              $158,440         $0                 (3)              35,000
Vice President, Sales (10)           1993              $149,121         $0                 (3)             180,000(11)
                                     1992                    $0         $0                 (3)                   0
Scott E. Cutler                      1994              $156,006         $0                 (3)              20,000
Vice President, Software             1993              $147,006         $0                 (3)              65,000(12)
Technology                           1992              $143,005         $0                 (3)              10,000
Morris E. Jones, Jr.                 1994              $178,506         $0                 (3)              35,000
Senior Vice President,               1993              $170,715         $0                 (3)             150,000(13)
Advanced Products and                1992              $170,006         $0                 (3)              50,000
Chief Technical Officer
Lawrence A. Roffelsen                1994              $141,755         $0                 (3)              50,000
Vice President,                      1993               $64,430         $0                 (3)             105,000
Engineering (14)                     1992                    $0         $0                 (3)                   0


1 Represents amount earned pursuant to severance agreement. See "Certain Transactions and Other Relationships."

2 Includes an option to purchase 100,000 shares granted on August 17, 1993, which had an exercise price of $6.05 per share and which expired on August 31, 1994.

3 The total amount of personal benefits paid to the named executive officers during the fiscal year was less than the lesser of (i) $50,000 and (ii) 10% of each such executive officer's total reported salary and bonus.

4 Includes an option to purchase 100,000 shares granted on July 27, 1992 at 110% of the fair market value on the date of grant, replacing an option granted in fiscal 1991 which was surrendered. The surrendered option was about to expire and had an exercise price significantly in excess of fair market value.

5 Mr. Campbell resigned as President and Chief Executive Officer in July 1993. Mr. Campbell remains Chairman of the Board.

6 Includes options to purchase 50,000 shares which were repriced on August 3, 1992, replacing options granted in fiscal 1991.


7 Mr. Stafford was promoted to President and Chief Executive Officer in July 1993, and he remained acting Chief Financial Officer until January 1994.

8 Includes options to purchase 105,000 shares which were repriced on August 3, 1992, replacing options granted in fiscal years 1991, 1992 and 1993.

9        Mr. Angelo was promoted to Vice President, Marketing on November 5,
         1992.

10 Mr. Christopher commenced his employment with the Company on July 6, 1992.

11 Includes options to purchase 75,000 shares which were repriced on August 3, 1992, replacing options granted in fiscal 1993 which are also included in the above table and which were canceled.

12 Includes options to purchase 10,000 shares which were repriced on August 3, 1992, replacing options granted in fiscal 1992 which are also included in the above table and which were canceled.

13 Includes options to purchase 100,000 shares which were repriced on August 3, 1992, replacing options granted in fiscal 1991 and 1992 which were canceled, including options to purchase 50,000 shares granted in 1992 which are also included in the above table.

14 Mr. Roffelsen's promotion to Vice President, Engineering was ratified on January 7, 1993.



STOCK OPTIONS GRANTED IN FISCAL 1994

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended June 30, 1994, to the persons named in the Summary Compensation
Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          Potential Realizable
                                                                                             Value at Assumed
                                                                                              Annual Rates of
                                                                                                Stock Price
                                                                                              Appreciation for
                        Individual Grants in Fiscal 1994                                      Option Term(1)
- - --------------------------------------------------------------------------------------   ---------------------------
                                              % of Total
                                                Options      Exercise
                                               Granted to      or Base
                                  Options     Employees in      Price      Expiration
          Name                    Granted      Fiscal Year     ($/Sh)         Date         5% ($)         10% ($)
- - ------------------------          ---------   ------------   -----------   ----------      -------      ----------
Gordon A. Campbell                  100,000      6.01%           $ 6.05    08/31/94           0.00          0.00
                                     20,000      1.20%             4.00    08/18/98         22,102        48,841
                                      5,000      0.30%             5.75    11/10/98          7,943        17,552
James F. Stafford                   125,000      7.51%             4.00    06/23/04        314,447       796,871
Keith Angelo                         50,000      3.00%            4.625    05/27/04        145,432       368,553
Richard E. Christopher               35,000      2.10%            4.625    05/27/04        101,802       257,987
Scott E. Cutler                      20,000      1.20%            4.625    05/27/04         58,172       147,421
Morris E. Jones, Jr.                 35,000      2.10%            4.625    05/27/04        101,802       257,987
Lawrence A. Roffelsen                50,000      3.00%            4.625    05/27/04        145,432       368,553


(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.


Options Exercises and Fiscal 1994 Year-End Values

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended June 30, 1994, and unexercised options held as of June 30, 1994, by the persons named in the Summary Compensation Table:


                          AGGREGATED OPTION EXERCISES

                           AND FISCAL YEAR-END VALUES

                                                                                           Value of Unexercised
                                                         Number of Unexercised           In-the-Money Options
                                                         Options at 6/30/94                at  6/30/94(1)(2)
                                                    ---------------------------------  -------------------------------
                          Shares
                        Acquired on      Value
Name                     Exercise      Realized     Exercisable(1)     Unexercisable   Exercisable       Unexercisable
- - ----------------------------------------------------------------------------------------------------------------------
Gordon A. Campbell              0           $0          675,000           82,605              $0                $0
James F. Stafford               0           $0          500,000          189,584         $21,094            $7,031
Keith Angelo                8,000       $9,500          194,500          111,359          $3,625            $1,875
Richard E. Christopher          0           $0          140,000           81,563          $5,625            $1,875
Scott E. Cutler                 0           $0          125,000           47,815          $5,625            $1,875
Morris E. Jones, Jr.            0           $0          255,000           76,669          $9,375            $3,125
Lawrence A. Roffelsen           0           $0          155,000           93,959         $10,312            $3,438


1 Generally, Company stock options are immediately exercisable at date of grant, but vest over a four year period at the rate of 1/8th six (6) months after the date of hire for initial grants and 1/48 one (1) month after the date of grant for current employees, and 1/48th per month thereafter for each full month of the optionee's continuous employment with the Company. In addition, certain of the listed options vest based upon the Company attaining profitability. The table indicates the amount of such options which are unvested under the caption "Unexercisable".

2 Based on a value of $3.75 per share which was the closing price of the Company's Common Stock on June 30, 1994. The value shown is for all outstanding options which have an exercise price below the closing price on June 30, 1994 of the Company's Common Stock regardless of vesting restrictions.


CHANGE OF CONTROL ARRANGEMENTS

         Options granted under the Company's Amended and Restated 1985 Stock Option Plan and the Company's 1988 Nonqualified Stock Option Plan for Outside Directors (the "Outside Directors Plan") contain provisions pursuant to which, under certain circumstances, all outstanding options granted under such plans shall become fully vested and immediately exercisable upon a "transfer of control" as defined in such plans. See "Changes to Benefit Plans" and "PROPOSAL TWO - AMENDED AND RESTATED CHIPS AND TECHNOLOGIES, INC. 1985 STOCK OPTION PLAN."

COMPENSATION OF DIRECTORS

         The Company's outside directors each receive $1,500 for each Board of Directors meeting which the director attends. In addition, each receives $1,000 for each committee meeting of the Board of Directors he attends which is held separately from a Board meeting and $500 for each committee meeting he attends that is held consecutively with a Board meeting. See "Certain Transactions and Other Relationships."

         The Company's Outside Directors Plan currently provides that upon the effective date of the Outside Directors Plan or initial election to the Board of Directors, each non-employee director (an "Outside Director") will receive a one-time grant of an option to purchase 20,000 shares of the Company's Common Stock and an additional grant of an option to purchase 10,000 shares of the Company's Common Stock on each anniversary of his or her tenure as an Outside Director. The Chairman of the Board receives a stock option to purchase 5,000 shares of the Company's Common Stock on each anniversary of his tenure as Chairman, and each director receives a stock option to purchase 2,500 shares of the Company's Common Stock each year for each committee of the Board of Directors on which a director serves.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

         In July 1993, Gordon Campbell terminated his employment as President and Chief Executive Officer of the Company. In connection with his termination, Mr. Campbell and the Company agreed that, in exchange for the provision by Mr. Campbell of certain consulting services to the Company and a release of any claims against the Company, the Company would (1) pay Mr. Campbell $27,084 per month for one year; (2) extend his medical benefits for up to one year; (3) accelerate the vesting of 76,633 shares of Company stock under stock options previously granted Mr. Campbell; (4) extend vesting eligibility for 250,000 shares under a performance-based option; and (5) extend the exercise date of Mr. Campbell's vested stock options to August 31, 1994. The Board of Directors retained the right to terminate the foregoing agreement with Mr. Campbell in the event he did not perform the consulting services to which he agreed. In May 1994, the Board of Directors extended to August 31, 1995 the exercise date of 550,000 shares of Company stock under stock options previously granted Mr. Campbell, which included the options for 76,633 shares and 250,000 shares described above in (3) and (4), respectively.

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

         In February 1989, the Company loaned $412,018.75 at an interest rate of 8% per annum to Marc E. Jones, a former executive officer of the Company. The due date for the loan, initially February 1990, was extended during the period of Mr. Jones' employment and, in connection with his termination in January 1993, the due date for the balance of the loan was extended to January 1994, the interest rate was changed to 5% per annum, and the exercise date of Mr. Jones' vested options was extended for a period of twelve (12) months following his termination date. Mr. Jones repaid the remaining balance in full, including accrued interest, in the amount of $253,076.92, and the note was retired as of April 17, 1994.

         In August 1989, the Company loaned $74,937 at an interest rate of 9% per annum to Enzo N. Torresi, a former director of the Company, which he used to exercise a portion of his stock options. The due date for the balance of the loan was initially August 1990, but such due date was subsequently extended to August 1991, August 1992 and August 1993, respectively. In August 1992, the interest rate on the note was changed to 8.2% per annum. Mr. Torresi repaid the remaining balance in full, including accrued interest, in the amount of $28,600, and the note was retired in September 1993.

         In connection with the relocation of Scott E. Cutler, an executive officer of the Company, the Company purchased a house in May 1991 and agreed to lease the house to Mr. Cutler. The lease currently extends through December 1994 at a monthly rental of $2,000, which the Board of Directors believes to be the fair market value. At the end of the lease, Mr. Cutler may elect to purchase the house from the Company at a price equal to the price paid by the Company plus the Company's incremental cost, less any rent paid by Mr. Cutler.

         In connection with the relocation of Lee Barker, an executive officer of the Company, in September 1992, the Company provided relocation assistance and moving expenses to Mr. Barker in the amount of $16,793. The Company also agreed to provide Mr. Barker mortgage assistance in the amount of $1,500 per month from October 28, 1992 through October 27, 1993, $1,000 per month from October 28, 1993 through October 27, 1994, and $500 per month from October 28, 1994 through October 27, 1995, unless Mr. Barker's employment terminates earlier for cause or voluntarily. In October 1992, the Company loaned $30,000 to Mr. Barker at an interest rate of 8% per annum which was due on October 5, 1993. In November 1993, the Board of Directors extended the due date to September 1, 1994. Mr. Barker repaid the remaining balance in full, including accrued interest, in the amount of $34,682.73, and the note was retired as of August, 1994.

         During 1993, several executive officers terminated their employment with the Company, specifically Gary P. Martin, Chief Financial Officer, in April 1993, Gordon A. Campbell, President and Chief Executive Officer, in July 1993, and Nancy S. Dusseau and Jeffrey A. Grammer in August 1993. In connection with these terminations, each officer entered into an agreement with the Company which provided that, in exchange for the provision by the former officer of certain consulting services to the Company and a release of any claims against the Company, the Company would pay certain benefits, including extending medical benefits for up to one year. The agreement with Mr. Martin provided that the Company would (1) pay Mr. Martin $13,917 per month for one year, reduced by any income earned by Mr. Martin through other employment; and (2) extend the exercise date of Mr. Martin's vested stock options to April 11, 1994. In September 1993, Mr. Martin accepted a position with another employer and the Company's monthly payments to him were reduced to $2,250 and ceased in April 1994. The agreements with Ms. Dusseau and Mr. Grammer provide that the Company would (1) pay Ms. Dusseau $11,667 per month and Mr. Grammer $12,167 per month, each for nine months; (2) accelerate the vesting of 54,588 and 22,271 shares of Company stock under stock options previously granted Ms. Dusseau and Mr. Grammer, respectively; and (3) extend the exercise date of their vested stock options to August 14, 1994. For the terms of the agreement with Mr. Campbell, see "Employment Contracts and Termination of Employment Arrangements."

         In September 1993, the Company entered into an asset sale agreement (the "Agreement") with Techfarm, Inc. ("Techfarm"). Techfarm is a corporation whose principal shareholders are Gordon A. Campbell, the Company's former President and Chief Executive Officer, and two other former executive officers of the Company. Mr. Campbell is the Company's Chairman of the Board. Pursuant to the Agreement, Techfarm purchased certain of the Company's assets, including the Company's interest in its Russian joint venture, Summit Systems ("Summit"), the Company's ethernet and token ring technology, and the technology associated with the Company's development of future multimedia products. The Company received a license back to the ethernet and multimedia technology for future products and agreed that, for a period of five (5) years, it will not engage directly in any of the businesses conducted by the networking business or the Summit business as of the date of the Agreement. In connection with the purchase, Techfarm assumed certain of the Company's liabilities, including the liabilities associated with the termination of interests in Summit other than the Company's and the liabilities under any contracts assumed by Techfarm, including certain joint development contracts. In exchange for the foregoing assets, Techfarm paid the Company $100,000 in cash and delivered a promissory note for $1,615,000. The note bears interest at 10% per annum and the principal and any accrued interest are payable in four installments, one every six months. The first installment was paid March 31, 1994. The note is secured by the stock of the Techfarm subsidiary which now operates Summit and by certain other of the acquired assets. The Agreement, which was entered into after the Company's decision to discontinue these businesses, was unanimously approved by the disinterested members of the Company's Board of Directors, after consideration of all available options. Mr. Campbell abstained from the vote. In March 1994, the Company and Techfarm entered into the following agreements: (i) a loan and security agreement among the Company, Techfarm, Chips & Technologies J.V. Cyprus Limited ("Chips Cyprus") and Summit; (ii) a secured continuing guarantee between Techfarm and the Company; and (iii) a secured promissory note from Chips Cyprus and Summit in favor of the Company. Pursuant to these agreements, Chips Cyprus and Summit became the principal obligors on the promissory note to the Company, with Techfarm as guarantor, and all security intact. The terms of the new note are substantially the same as those of the note originally delivered to the Company by Techfarm.

         In August 1994, the Company loaned $100,000 at an interest rate of 7% per annum to Keith Angelo, an executive officer of the Company. The outstanding balance of the loan will be forgiven at a rate of 25% per year as Mr. Angelo continues his employment with the Company. If he voluntarily leaves his employment with the Company or if Mr. Angelo's employment is terminated for cause before August 1, 1998, the outstanding balance must be repaid in full at that time.

         In August 1994, the Company entered into an independent contractor agreement (the "Contractor Agreement") with Jarrat Global Enterprises, Inc. ("JGE"), a corporation whose principal shareholder is Henri A. Jarrat, a director of the Company. Pursuant to the Contractor Agreement, JGE will receive $8,000 per month, plus stock options in an amount to be determined by the Company's Board of Directors, as compensation for Mr. Jarrat providing the Company with requested business advice, including management consulting in specific areas, until November 1996, unless terminated earlier by either party.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended June 30, 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The  Compensation  Committee  during  fiscal  1994 was  composed of two independent, non-employee directors of the Company, Gene P. Carter and Enzo N. Torresi who, upon his resignation from the Board, was replaced by Bernard V. Vonderschmitt. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

         On August 11, 1994, the Board of Directors amended and restated the Option Plan, which will otherwise expire on January 11, 1995, and renamed the Option Plan the "Amended and Restated Chips and Technologies, Inc. 1994 Stock Option Plan" (the "1994 Option Plan"), subject to approval by the Company's stockholders. The 1994 Option Plan is an amended and restated version of the Option Plan and will have a ten-year term extending from the date of its approval by the Board, if approved by the stockholders. The 1994 Option Plan is designed to comply with (i) the Securities and Exchange Commission's Rule 16b-3 (exempting certain transactions by corporate insiders from Section 16 "short-swing" profit liability), and (ii) recent changes to Internal Revenue Code Section 162(m). The 1994 Option Plan gives the Board broad discretionary authority in administering the 1994 Option Plan and in granting options. See "PROPOSAL TWO - APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CHIPS AND TECHNOLOGIES, INC. 1985 STOCK OPTION PLAN" for a discussion of the proposed amendments to the various features of the Option Plan. The following table sets forth grants of stock options received under the Option Plan, as amended, during the fiscal year ended June 30, 1994 by (i) the two individuals who served as Chief Executive Officer of the Company during fiscal 1994, and the five other most highly compensated executive officers of the Company as of June 30, 1994;
(ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; (iv) all employees, including all officers who are not executive officers, as a group. Grants under the 1994 Option Plan are to be made at the discretion of the Board of Directors. Accordingly, future grants under the 1994 Option Plan are not yet determinable.

                               NEW PLAN BENEFITS

                    Chips and Technologies Inc. Amended and
                       Restated 1985 Stock Option Plan(1)

                          Exercise Price(2) Number of
     Name and Position                         (per share)       Shares
- - ----------------------------                -----------------  ---------
Gordon A. Campbell(3)                            $  6.05          100,000
Chairman of the Board                            $  4.00           20,000
                                                 $  5.75            5,000
James E. Stafford                                $  4.00          125,000
President, Chief Executive
Officer and Acting Chief Financial Officer

Keith Angelo                                     $  4.625          50,000
Vice President, Marketing

Richard E. Christopher                           $  4.625          35,000
Vice President, Sales

Scott E. Cutler                                  $  4.625          20,000
Vice President, Software Technology

Morris E. Jones, Jr.                             $  4.625          35,000
Senior Vice President, Advanced Products and
Chief Technical Officer

Lawrence A. Roffelsen                            $  4.625          50,000
Vice President, Engineering

Executive Officer Group                         $4.00 - $6.25     490,000
 (8 persons)
Non-Executive Director                           $  3.875         100,000
 Group (3 persons)

Non-Executive Officer                           $3.875 - $6.25    983,600
Employee Group (177 persons)

1 Employees, directors and individuals who are rendering services as consultants, advisors, or other independent contractors to the Company are eligible to participate in the Option Plan.

2 Future exercise prices of options are unknown, as they are based upon fair market value at the date of grant.

3 Mr. Campbell resigned as the Company's President and Chief Executive Officer in July 1993, but remains Chairman of the Board.

                  REPORT OF THE COMPENSATION COMMITTEE ON THE
                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

         The Compensation Committee is composed of two independent, non-employee directors of the Company, neither of whom are former employees of the Company. During fiscal 1994, the Committee members were Gene P. Carter, Enzo N. Torresi, until September 1993, and Bernard V. Vonderschmitt for the balance of the year. The Committee is responsible for setting and administering the policies governing the annual compensation of the Company's executive officers, including cash compensation and stock option programs.

COMPENSATION PHILOSOPHY

         The Compensation Committee strives to align executive compensation with the value achieved by the executive team for the Company's stockholders. Toward that goal, the Company's compensation program emphasizes both short and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. The Company uses salary, executive officer bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to align the incentives of officers with the long-term interests of stockholders. The Committee reviews and evaluates each executive officer's base and variable compensation annually relative to corporate performance and comparative market information.

         In setting total compensation, the Committee considers individual and Company performance, as well as market information in the form of published survey data provided to the Committee by the Company's human resources staff. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs, of companies considered by the Committee to be comparable companies in the semiconductor industry. The Committee's policy is to generally target levels of cash and equity compensation paid to its executive officers at approximately five percent above the average of such compensation paid by comparable companies in the semiconductor industry.

         The Company has considered the potential impact of Section 162(m) ("Section 162(m)") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the Option Plan will meet the requirement of being performance-based in accordance with the regulations under
Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

FORMS OF COMPENSATION

Specific executive compensation elements and the factors on which they were based are:

            BASE SALARY. The Committee reviews the performance and sets the salary of all executive officers on an annual basis. In making its decisions, the Committee considers the evaluations and recommendations of the Chief Executive Officer as to the performance, attainment of goals and objectives, contribution to the Company and salary of each of the Company's other officers. In making its decision regarding the Chief Executive Officer's compensation, the Committee reviews the Chief Executive Officer's performance and sets his salary independently, after considering his performance, contribution to the Company and the salary levels for chief executive officers at comparable companies.

        * BONUS. The Company seeks to provide short term incentives through bonuses to executives who make contributions of outstanding value to the Company. The Company has in the past awarded bonuses which comprised a substantial portion of total compensation; however, the Company and the Committee decided it was generally not appropriate to pay bonuses unless the Company achieved profits from operations or attained specific performance targets. For that reason the Company did not award bonuses to executive officers in fiscal 1994.

        * LONG-TERM INCENTIVES. Longer term incentives are provided through the Amended and Restated Chips and Technologies, Inc. 1985 Stock Option Plan (the "Option Plan") and the Company's Employee Stock Purchase Plan (the "Purchase Plan"). Both the Option Plan and the Purchase Plan reward executives through the growth in the value of the Company's stock. All of the Company's employees are eligible to participate in the Option Plan and the Purchase Plan. Stock options are granted upon hire and annually after performance reviews depending on individual performance and contribution.

         At the commencement of an executive officer's employment, and periodically thereafter, the Chief Executive Officer recommends to the Committee an award of stock options under the Option Plan. The Committee grants stock options at the market price for the Company's Common Stock on the date of grant. Therefore, such grants will only have value if the Company's Common Stock price increases over the exercise price. The Committee believes that stock options serve to align the incentives of executive officers with the interests of stockholders because of the direct benefit executive officers receive through improved stock performance. Recommendations for the grant of options are based on relative position and responsibilities of each executive officer, their relative equity ownership and degree of vesting, and the historical and expected contributions of each executive officer to the Company. Generally, stock options vest over a period of four years in order to encourage executive officers to continue their employment with the Company.

FISCAL 1994 COMPENSATION

         Compensation for the Chief Executive Officer and the other executive officers was set according to the Company's established compensation philosophy described above. The Committee's analysis of the Company's performance in fiscal 1994 focused on several factors, including the Company's overall profitability and operating results. The salaries in fiscal 1994 for Gordon A. Campbell and James F. Stafford, who both served as Chief Executive Officer for portions of fiscal 1994, and the salaries for the other executive officers, were substantially the same as in fiscal 1993. As noted above, no bonuses were awarded in fiscal 1994.

         During fiscal 1994, the Committee decided that, in order to retain the key employees and executive officers who remained after the significant restructurings and management reorganization, who the Committee believed were critical to the long term success of the Company, it was necessary to grant additional stock options to such employees. After review of the recommendations by management, the Committee approved the grants, with certain adjustments for a total of 1,573,600 shares, including 440,000 shares granted to the named executive officers. The stock options granted to executive officers, including James F. Stafford, Chief Executive Officer, were based upon rankings of each officer's performance and his or her expected importance to the long term success of the Company. James F. Stafford received an option to purchase 125,000 shares, subject to the foregoing terms. The number of shares was based on Mr. Stafford's position, relatively modest equity position in the Company, and his expected contribution in fiscal 1995 and beyond. All other option grants become fully vested if the employee remains with the Company for four years from the date of grant.


                                           THE COMPENSATION COMMITTEE
                                           GENE P. CARTER
                                           BERNARD V. VONDERSCHMITT

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the H&Q Technology Index and the NASDAQ Stock Market - U.S. Index for the period commencing on June 30, 1989, and ending on June 30, 1994.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM JUNE 30, 1989, THROUGH JUNE 30, 19941

                          CHIPS AND TECHNOLOGIES, INC.

         [The following descriptive data is supplied in accordance with
                      Rule 304(d)(2) of Regulation ST]


                          Chips and                                 H&Q
                       Technologies, Inc.       NASDAQ-U.S.      Technology
                       -----------------        -----------      ----------
June 30, 1989              100.00                 100.00           100.00
June 30, 1990               90.00                 108.00           115.00
June 30, 1991               32.00                 114.00           115.00
June 30, 1992               30.00                 137.00           131.00
June 30, 1993               16.00                 172.00           160.00
June 30, 1994               16.00                 173.00           162.00


1 Assumes that $100.00 was invested on June 30, 1989, in the Company's Common Stock at the price of $23.50 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                  PROPOSAL TWO

    AMENDED AND RESTATED CHIPS AND TECHNOLOGIES, INC. 1985 STOCK OPTION PLAN

         The Company established the Option Plan in January 1985. The purpose of the Option Plan is to encourage stock ownership by employees, directors and consultants of the Company or any parent or subsidiary corporation of the Company, to give them a greater personal interest in the success of the business and to provide added incentive to continue and advance in their employment or service to the Company. On January 8, 1987, the Board of Directors amended and restated the Option Plan to conform to certain changes in governing law effected by the Tax Reform Act of 1986. On August 11, 1994, the Board of Directors amended and restated the Option Plan, extended its term and renamed the Option Plan the "Amended and Restated Chips and Technologies, Inc. 1994 Stock Option Plan." Amendments were made to the Option Plan including those described below, subject to approval by the Company's stockholders. Since the inception of the Option Plan, 17,200,000 shares of Common Stock have been reserved for issuance under the Option Plan. Of the total number of shares reserved, as of June 30, 1994, 4,840,422 shares of Common Stock were reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $4.75 per share with exercise prices ranging from $3.125 to $9.75, and 1,885,673 shares of Common Stock remained available for future option grants. See "BOARD OF DIRECTORS -- Executive Compensation" for additional information regarding grants and exercises of options under the Option Plan.

PROPOSED AMENDMENTS TO THE OPTION PLAN

         The proposed amendments provide that all options must be granted, if at all, by August 11, 2004. The Option Plan would otherwise expire on January 11, 1995.

         The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 162(m), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation is limited to no more than $1,000,000 per year for fiscal years beginning on or after January 1, 1994. To enable the Company to preserve the benefit of receiving a tax deduction for the full amount of income recognized by the Company's executive officers upon exercise of stock options, the Board of Directors adopted an amendment to the Option Plan, subject to stockholder approval, to impose a per-optionee share limitation of 500,000 shares per fiscal year, although Company grants typically do not approach these limits. However, because the change in the Code is only recently enacted and subject to clarification by the Internal Revenue Service, there can be no assurance that the Company will be able to continue to deduct all compensation paid to its employees.

         In order for the Company to be able to obtain the advantages of using pooling accounting in the event of a Transfer of Control (as defined in the Option Plan), the Board of Directors also adopted an amendment to the Option Plan, subject to stockholder approval, to provide that in the event of a Transfer of Control the unexercisable and/or unvested portion of all outstanding options will become immediately exercisable and vested as of a date 30 days prior to the Transfer of Control, unless the acquiring company either assumes the options granted under the Option Plan or else substitutes its own options for the Option Plan options. Any options which are neither assumed or substituted for by the acquiring company nor exercised as of the date of the Transfer of Control will terminate effective as of the date of the Transfer of Control.

         To aid the Company's recruiting efforts, the Board of Directors also adopted an amendment to the Option Plan, subject to stockholder approval, to expand the eligibility provisions of the Option Plan to permit nonqualified stock options to be granted to prospective employees, consultants and advisors. (Incentive stock options may be granted only to actual employees.) This amendment will enable the Company to issue an offer letter to a prospective key employee stating that an option has been granted at a particular exercise price. Since vesting under the option is based on employment, the prospective employee must accept the employment offer and commence working for the Company to gain any vested interest in such option. At the same time, an amendment was adopted to permit the Board to provide that nonqualified stock options may be assigned or transferred to third parties. Previously an option was exercisable only by the optionee, except in the event of death.

         The Board of Directors believes that the approval of the amendments to the Option Plan is in the best interests of the Company and its stockholders, as the ability to grant stock options is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company; and the ability to deduct as compensation expense the gain recognized by the Company's executive officers upon their exercise of options granted under the Option Plan is a factor affecting the profitability of the Company.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN

         The following summary of the Option Plan, including the proposed amendments, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

         The Option Plan is administered by the Board of Directors and/or a duly appointed committee of the Board of Directors which has discretion to determine optionees, the number of shares to be covered by each option, the vesting schedule and all other terms of the options. The maximum number of shares of the Common Stock of the Company which may be issued upon the exercise of options granted pursuant to the Option Plan is 17,200,000 shares (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications, or like changes in the capital structure of the Company). Of that number, 4,840,422 shares of Common Stock remained reserved for issuance upon the exercise of outstanding options as of June 30, 1994, and 1,885,673 shares of Common Stock remained available for future option grants. No optionee may be granted options to purchase in excess of 500,000 shares per fiscal year (such limit to be subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications, or like changes in the capital structure of the Company). Absent approval of the proposed amendments by the stockholders, there is no limit on the number of shares that may be granted to any one optionee per fiscal year. After stockholder approval of the proposed amendments, all options must be granted, if at all, by August 11, 2004.

         The Option Plan provides for the grant of incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonqualified stock options. Stock options may be granted to employees, prospective employees, directors and consultants of the Company; provided, however, that Incentive Stock Options may be granted only to employees. A director who is not also an employee of the Company or any consultant may be granted only a nonqualified stock option. As of June 30, 1994, 188 employees and consultants were eligible to participate in the Option Plan.

         All options granted under the Option Plan must have an exercise price not less than the fair market value of the Common Stock of the Company, as determined by the Board, on the date of grant. Any Incentive Stock Option granted to a person who at the time of the grant owns stock comprising more than 10% of the total voting power of all classes of stock of the Company must have an exercise price equal to at least 110% of the fair market value of the Common Stock of the Company, as determined by the Board on the date of grant.

         Options granted under the Option Plan may be exercised by payment of the exercise price (1) in cash, by check or cash equivalent, (2) by tender to the Company of shares of the Company's Common Stock which (a) either have been owned by the optionee for more than six months or were not acquired, directly or indirectly from the Company, and (b) have a value not less than the exercise price, (3) by the optionee's recourse promissory note, if specifically permitted by the Board and set forth in the option agreement, (4) by the assignment of the proceeds of the sale of some or all of the shares being acquired upon the exercise of an option, (5) by such other consideration as the Board may allow, or (6) by any combination thereof. Incentive Stock Options granted under the Option Plan are exercisable for a period of ten years from the date of grant. At the discretion of the Board of Directors, nonqualified stock options granted under the Option Plan may have a term longer than ten years. After expiration, the shares subject to an unexercised option become available for future grants.

         Unless otherwise provided by the Board of Directors, options are exercisable at any time after grant. Shares purchased upon exercise of an option are subject to the Company's right to repurchase the unvested portion of such shares at their original purchase price upon termination of the optionee's employment with the Company or the optionee's attempt to sell, exchange, transfer, pledge or otherwise dispose of the unvested shares. Shares so repurchased become available for future option grants. Unless otherwise determined by the Board of Directors, the number of shares subject to the Company's repurchase right decreases over a four-year period, commencing on the option grant date or the optionee's date of hire, as specified by the Board of Directors. Ordinarily, an option is exercisable, during the lifetime of the optionee, only by the optionee, and is not transferable or assignable by the optionee other than by will or the laws of descent and distribution; provided, however, that the Board may provide that Nonqualified Stock Options may be assigned or transferred to third parties.

         In the event of a Transfer of Control (as defined in the Option Plan), the unexercisable and/or unvested portion of all outstanding options will become immediately exercisable and vested as of a date 30 days prior to the Transfer of Control, unless the acquiring company either assumes the options granted under the Option Plan or else substitutes its own options for the Option Plan options. Any options which are neither assumed or substituted for by the acquiring company nor exercised as of the date of the Transfer of Control will terminate effective as of the date of the Transfer of Control.

         The Board of Directors may terminate or amend the Option Plan at any time; provided, however, that without the approval of the stockholders of the Company, the Board may not amend the Option Plan to increase the number of shares of Common Stock covered thereby, to change the class of persons eligible to receive Incentive Stock Options or to expand the class of persons eligible to receive nonqualified stock options.

SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

         Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

         INCENTIVE STOCK OPTIONS. Options designated as Incentive Stock Options are intended to fall within the provisions of Section 422 of the Code. An optionee recognizes no taxable income as the result of the grant or exercise of such an option.

         For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the transfer of the shares upon exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee is entitled to a long-term capital gain treatment upon a sale of the stock, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the option price and the fair market value of the shares on the date of exercise (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed at ordinary income rates at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than twelve months. Generally, any ordinary income recognized by the optionee upon the disposition of the stock would be deductible by the Company for federal income tax purposes.

         The difference between the option price and the fair market value of the shares on the determination date of an Incentive Stock Option (which is generally the date of exercise) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

         NONQUALIFIED STOCK OPTIONS. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as a result of the grant of such an option. Upon exercise of an option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value of the shares on the determination date (which is generally the date of exercise). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in which case the determination date is the later of (i) the date on which the shares vest, or (ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under
Section 16(b) of the Exchange Act. (Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company.) If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than thirty days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than twelve months from the date of recognition of income. No tax deduction is available to the Company with respect to the grant of the option or the sale of the stock acquired pursuant to such grant. Generally, the Company would be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote. The Company's management believes that in order to attract and retain additional key employees essential to the success of the Company, it is necessary to amend and restate the Option Plan. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO AMEND AND RESTATE THE OPTION PLAN.

                                 PROPOSAL THREE

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company has selected Price Waterhouse LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1995. Price Waterhouse LLP has acted in such capacity since its appointment during the fiscal year ended June 30, 1985. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1995. If the appointment is not ratified, management will consider the appointment of other independent accountants. The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

         STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next Annual Meeting of the stockholders of the Company must be received by the Company at its offices at 2950 Zanker Road, San Jose, California 95134, not later than June 2, 1995, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

         At the date of the Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                       By Order of the Board of Directors


                         Jeffery Anne Tatum, Secretary

September 30, 1994